Exhibit 10.1
NAVITAS SEMICONDUCTOR EXECUTIVE SEVERANCE PLAN
ARTICLE I
PURPOSE
This Executive Severance Plan has been established by the Company on December 27, 2023 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in the event of certain terminations of employment, including terminations occurring in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain qualified executives and, in the event of a Change in Control, to assure the present and future continuity, objectivity and dedication of senior management. The Plan is intended to be a top hat welfare benefit plan under ERISA.
ARTICLE II
DEFINITIONS AND INTERPRETATION
Section 2.01    Definitions. As used in the Plan, the following capitalized terms shall have the following respective meanings:
“ACA” is defined in Section 5.01.
“Accountants” is defined in Section 8.03.
“Administrator” means the Compensation Committee. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee of the Board to act as the Administrator.
“Affiliate”, at any time of determination, means any legal entity directly or indirectly controlled by the Company at such time, where “control” of an entity means the ownership of more than 50% of an entity’s voting shares or equivalent equity interests.
“Applicable Benefit Continuation Period” means the period beginning when a Qualifying Termination occurs and ending at 11:59 p.m., local time of the Participant, on the earliest to occur of
(a) the last day of the calendar month that includes—
(i) for a Participant who is the chief executive officer of the Company:
(A)     the one-year anniversary of the Qualifying Termination if it occurs before or after the CIC Period, or
(B)    the two-year anniversary of the Qualifying Termination if it occurs during the CIC Period; and
(ii) for any other Participant:
(A)     the six-month anniversary of the Qualifying Termination if it occurs before or after the CIC Period, or
(B)    the one-year anniversary of the Qualifying Termination if it occurs during the CIC Period;
(b) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer; and
(c) the date the Participant is no longer eligible to receive COBRA continuation coverage.

“Applicable Severance Multiplier” means—
(a) for a Participant who is the chief executive officer of the Company:
(i)     one (1.0) in the case of a Qualifying Termination that occurs before or after the CIC Period; and
(ii)     two (2.0) in the case of a Qualifying Termination that occurs during the CIC Period;
and
(b) for any other Participant:
(i)     one-half (0.5) in the case of a Qualifying Termination that occurs before or after the CIC Period; and
(ii)     one and one-half (1.5) in the case of a Qualifying Termination that occurs during the CIC Period.
“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.
“Benefit Continuation” is defined in Section 5.01.
“Board” means the board of directors of the Company.
“Cause”, as to a Participant at any time of determination, has the meaning ascribed to such term at such time under the Equity Plan, including without limitation as to application of a definition of “Cause” (if any) as set forth in an Award Agreement (as defined in the Equity Plan) and provided that, for purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. For any termination by the Company for Cause that occurs after the occurrence of a Change in Control, termination of a Participant’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board (after reasonable written notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that the Participant has engaged in conduct constituting Cause.
“Change in Control”, at any time of determination, has the meaning ascribed to such term under the Equity Plan at such time.
“CIC Period” means the period beginning three months before the first occurrence of a Change in Control and ending on the one-year anniversary of such occurrence. A Qualifying Termination that occurs during the three-month period before the first occurrence of a Change in Control is subject to Section 4.02(c).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Navitas Semiconductor Corporation, a Delaware corporation, and any successor thereto.
“Compensation Committee” means the compensation committee of the Board.
“Covered Payments” is defined in Section 8.01.
“Disability”, at any time of determination, has the meaning ascribed to such term under the Equity Plan at such time.
“Effective Date” is defined in ARTICLE I.
“Eligible Employee” means (a) any full-time employee of the Company or an Affiliate with the rank of senior vice president or higher and (b) any other full-time employee of the Company who is approved by the Administrator as an Eligible Employee upon the recommendation of the chief executive officer of the Company to the Administrator as a key employee who should be eligible to participate in the Plan, provided that, in any event, Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.
“Equity Plan” means the Navitas Semiconductor Corporation 2021 Equity Incentive Plan, or any successor plan, as amended and/or restated from time to time. For the avoidance of doubt, references herein to provisions of the Equity Plan, as applicable at any time of determination, are deemed to be references to such provisions as in effect under the Equity Plan at such time.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, in each case as amended.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, in each case as amended.
“Excise Tax” is defined in Section 8.01.
“Good Reason” means a GR Participant’s voluntary resignation from the Company or an Affiliate following the initial existence of one or more of the following conditions arising without the GR Participant’s consent:
(a)    any material diminution of title, authorities, duties or responsibilities (other than temporarily while the GR Participant is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Administrator in good faith);
(b)    any material reduction in the GR Participant’s annual base salary, other than as part of an across-the-board salary reduction applied to all similarly situated executives;
(c)    any material reduction in the GR Participant’s target annual incentive opportunity (i.e., as a percentage of annual base salary);
(d)    relocation of the GR Participant to a facility or location more than 50 miles from his or her principal place of work, resulting in a material increase to his or her normal commute; or
(e)    solely with respect to a Change in Control (in addition to the events set forth in clauses (a)-(d) above), any material reduction in the GR Participant’s target long-term incentive (i.e., typically referred to as an “annual equity award” expressed as a dollar amount).
Notwithstanding the foregoing, in order for a GR Participant to qualify for a Good Reason voluntary resignation, he or she must provide written notice of the circumstances giving rise to the Good Reason event to the chief executive officer of the Company (or to the Board in the case of the chief executive officer) within 90 days after its initial existence and provide the Company 30 days from receipt of such written notice any ability to cure such circumstance. An event constituting Good Reason shall no longer constitute Good Reason if the applicable event is cured by the Company within such 30-day period. If the Company does not timely cure the applicable Good Reason event, the GR Participant must resign for Good Reason by providing the Company with written notice of such termination, with an effective termination date (which will be deemed the day of termination for purposes of the Plan) set forth in such notice which is no later than 30 days following the last day of the Company’s 30-day cure period. If the GR Participant does not timely terminate his or her employment in accordance with the previous sentence, then the GR Participant will be deemed to have irrevocably waived his or her right to terminate for Good Reason with respect to such grounds.
“GR Participant” means a Participant identified on Schedule 1.
“LTIP Award” means any award of long-term incentive program options to purchase common stock of the Company, as set forth in an applicable award agreement between a Participant and the Company under the Equity Plan.
“Parachute Payments” is defined in Section 8.01.
“Participant” is defined in Section 3.01.
“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Plan” means this Navitas Semiconductor Executive Severance Plan, as it may be amended and/or restated from time to time.
“Pro-Rata Bonus” is defined in Section 4.01(b) or Section 4.02(b), as applicable.
“Qualifying Termination” means either:
     (a) in the case of any Participant, termination of the Participant’s employment by the Participant’s employer for any reason other than Cause or the Participant’s death or Disability; or
     (b) in the case of a GR Participant only, the voluntary resignation of employment by the GR Participant for Good Reason.
A Qualifying Termination will be deemed to be effective as of 11:59 p.m., local time of the Participant, on the day the Qualifying Termination occurs. A Qualifying Termination that occurs during the CIC Period and before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.
“Reduced Amount” is defined in Section 8.01(a).
“Release” is defined in Section 7.01(c).
“Severance” is defined in Section 4.01(a) or Section 4.02(a), as applicable.
“Specified Employee Payment Date” is defined in Section 11.13(b).
Section 2.02    Interpretation. For purposes of the Plan, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” and “hereunder” refer to this Plan as a whole. Unless the context otherwise requires, references herein: (x) to sections and schedules mean the sections of, and schedules attached to, the Plan; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Plan shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
ARTICLE III
PARTICIPATION
Section 3.01    Participants. Each Eligible Employee of the Company who executes and returns a Participation Agreement to the Company in accordance with the terms of the Participation Agreement will be a “Participant” in the Plan. The Administrator shall deliver or cause to be delivered, on behalf of the Company, a form of Participation Agreement suitable for each Eligible Employee’s execution promptly following the Effective Date or, if later, promptly following the date that such Eligible Employee becomes an Eligible Employee, provided that the failure to deliver such form of Participation Agreement shall not, in and of itself, adversely affect the Eligible Employee’s eligibility to participate in the Plan.
ARTICLE IV
SEVERANCE
Section 4.01    Termination in the Absence of a Change in Control. If a Participant has a Qualifying Termination that occurs before or after the CIC Period, then, subject to ARTICLE VII, the Company shall provide the Participant with the following:
(a)    Severance in an amount equal to the Participant’s Applicable Severance Multiplier multiplied by the Participant’s annual base salary in effect at the time of the Qualifying Termination or, if greater, the highest annual base salary of the Participant in effect during the two-year period before the Qualifying Termination (“Severance”); and
(b)    A prorated annual bonus equal to (i) the annual bonus for which the Participant would have been eligible for the entire fiscal year in which the Qualifying Termination occurs, at actual performance level, multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company or an Affiliate during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”).
Subject to Section 11.13, Severance under Section 4.01(a) and the Pro-Rata Bonus under Section 4.01(b) will be paid in cash in substantially equal installment payments over a period of x years following the Qualifying Termination, where “x” equals the Participant’s Applicable Severance Multiplier, and payable in accordance with the Company’s normal payroll practices but no less frequently than monthly, which payments in the aggregate shall be equal to such Severance and Pro-Rata Bonus and which shall begin on the 61st day following the Qualifying Termination.
For the avoidance of doubt and for all purposes of the Plan, amounts payable to a Participant which are calculated as a function of, or otherwise with reference to, a Participant’s “annual bonus” shall be denominated in dollar terms (rather than in terms of shares), consistent with the Company’s past practice, whether such amounts reflect annual bonuses previously paid in cash or in the form of fully vested equity awards. Similarly, any such fully vested equity awards shall not be considered when determining payments or benefits (if any) under ARTICLE VI.

Section 4.02    Termination Relating to a Change in Control. If a Participant has a Qualifying Termination that occurs during the CIC Period, then, subject to subsection (c) below and to ARTICLE VII, the Company shall provide the Participant with the following:
(a)    Severance in an amount equal to the Participant’s Applicable Severance Multiplier multiplied by the sum of (i) the Participant’s base salary in effect on the Qualifying Termination or, if greater, the highest annual base salary of the Participant in effect during the two-year period before the Qualifying Termination, and (ii) the Participant’s target annual bonus for the year in which the Qualifying Termination occurs or, if greater, the target annual bonus in effect on the first occurrence of a Change in Control (collectively, “Severance”); and
(b)    A prorated annual bonus equal to (i) the annual bonus for which the Participant would have been eligible for the entire fiscal year in which the Qualifying Termination occurs, at target level, multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”).
(c)    A Qualifying Termination that occurs during the three-month period before the first occurrence of a Change in Control will be deemed to occur during the CIC Period if, and only if, (i) the Qualifying Termination occurs (A) at the request of a third party in anticipation of the Change in Control or (B) otherwise directly in connection with the Change in Control; and (ii) the Change in Control occurs. Otherwise, the Qualifying Termination will be deemed not to have occurred during the CIC Period.
Subject to Section 11.13, a Participant’s Severance under Section 4.02(a) and Pro-Rata Bonus under Section 4.02(b) shall be paid in cash in a lump sum on the 61st day following the Qualifying Termination.
ARTICLE V
BENEFIT CONTINUATION
Section 5.01    If a Participant has a Qualifying Termination before, during or after the CIC Period, then, subject to Section 4.02(c) and to ARTICLE VII, during the Participant’s Applicable Benefit Continuation Period the Company shall provide continued participation for the Participant and his or her eligible dependents in the Company’s group health and life insurance plans, subject to any eligibility requirements under the governing plan terms, at then-existing participation and coverage levels and on terms no less favorable to the Participant than the terms in effect immediately before the Qualifying Termination (“Benefit Continuation”). Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 5.01 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 5.01 in a manner as is necessary to comply with the ACA.
ARTICLE VI
EQUITY AWARDS
Section 6.01    Treatment in the Absence of a Change in Control. In the event a Participant has a Qualifying Termination that occurs before or after the CIC Period, the Plan does not affect the terms of any outstanding equity awards of the Participant. The treatment of any such outstanding equity awards will be determined in accordance with the terms of the Equity Plan or other applicable Company equity plan or plans under which they were granted, and any applicable award agreements.

Section 6.02    Treatment in Connection with Change in Control. Notwithstanding the terms of the Equity Plan or any other Company equity plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination that occurs during the CIC Period, then, subject to Section 4.02(c) and to ARTICLE VII:
(a)    all of the Participant’s outstanding unvested time-based equity awards shall become fully vested and any restrictions thereon shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the shorter of 12 months following the Qualifying Termination or the remainder of their full term; and
(b)    all of the Participant’s outstanding unvested equity awards with performance-based vesting shall be deemed achieved at actual levels with respect to performance goals or other vesting criteria;
provided that, the treatment of a Participant’s LTIP Award in the event of such a Qualifying Termination shall be governed exclusively by the terms and conditions of the Equity Plan and the applicable award agreement thereunder.
For the avoidance of doubt and for all purposes of the Plan, amounts payable to a Participant which are calculated as a function of, or otherwise with reference to, a Participant’s “annual bonus”, are addressed exclusively in ARTICLE IV and will be deemed not to constitute “equity awards” subject to this ARTICLE VI, even though such amounts may have been paid or payable in the form of fully vested equity awards.
ARTICLE VII
CONDITIONS
Section 7.01    Conditions. A Participant’s entitlement to any severance or other benefits under ARTICLE IV, ARTICLE V or ARTICLE VI will be subject to the satisfaction of each of the following conditions:
(a)    the Participant executing and delivering to the Company a Participation Agreement in accordance with the terms thereof, provided that, if the Company fails to deliver a form of Participation Agreement to an Eligible Employee in accordance with Section 3.01, then this condition will be deemed to have been satisfied upon such Eligible Employee experiencing a Qualifying Termination;
(b)    the Participant experiencing a Qualifying Termination;
(c)    the Participant executing a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination; and
(d)    with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.
ARTICLE VIII
SECTION 280G
Section 8.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this ARTICLE VIII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
(a)    reduced, in accordance with Section 8.02, to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, after deducting all applicable federal, state, local and foreign income and employment taxes paid or payable by the Participant, the “Reduced Amount”); or
(b)    paid in full, if the Participant’s receipt thereof, on an after-tax basis (after taking into account all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax) paid or payable by the Participant), would result in the Participant receiving an amount greater than 105% of the Reduced Amount;
whichever amount under clause (a) or (b) is greater.
Section 8.02    Order of Reduction. The Covered Payments shall be reduced under Section 8.01(a) in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
Section 8.03    Determinations. Any determination required under this ARTICLE VIII shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as reasonably requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this ARTICLE VIII. For purposes of making the calculations and determinations required by this ARTICLE VIII, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this ARTICLE VIII.
ARTICLE IX
CLAIMS PROCEDURES
Section 9.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should sent to the attention of the Administrator at the address of the Company’s principal executive offices.
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 9.02    Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 9.03    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 9.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 9.05    Attorney’s Fees. In addition to all other amounts payable under the Plan, the Company shall pay all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan), regardless of the outcome of such proceeding; provided, however, that a Participant will not be entitled to recover such fees and costs if the court determines that the Participant’s claim was brought in bad faith or was frivolous. Any attorneys’ fees incurred by a Participant with respect to such a dispute shall be paid by the Company in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, and the Participant agrees to repay such amounts if it is ultimately determined by the court that the Participant’s claim was brought in bad faith or was frivolous.
ARTICLE X
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 10.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;
(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 10.02    Duration. Unless earlier terminated pursuant to Section 10.03, if a Change in Control has not occurred, the Plan will expire three years after the Effective Date; provided that, on each date the Plan would otherwise expire, the Plan will be automatically extended for an additional year.
Section 10.03    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE XI
GENERAL PROVISIONS
Section 11.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 11.02    Effect on Other Plans, Agreements and Benefits.
(a)    Any severance benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 11.03    Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.
Section 11.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 11.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 11.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 11.07    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Any failure of the Plan to become binding on a successor in accordance with this Section 11.07 will be deemed, as to any Participant then eligible for payments or benefits under the Plan, a termination of such Participant’s employment by his or her employer without Cause, effective at the time of such succession, unless such failure is cured (if capable of cure) by the successor within 30 days following receipt of written notice of such failure by the

Participant. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
Section 11.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 11.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 11.10    Governing Law. To the extent not pre-empted by U.S. federal law, the Plan will be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in New Castle County, Delaware, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 11.11    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 11.12    Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 11.13    Section 409A.
(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date, together with interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs, shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of the Plan, if a Qualifying Termination occurs during the three-month period before the first occurrence of a Change in Control, Benefit Continuation reimbursement shall not begin until after the Change in Control occurs and the first Benefit Continuation reimbursement shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date the Participant’s employment with the Company terminates and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.